FCPT Closes 46 Chili’s Restaurant Properties for $149.8 million as part of Previously Announced Brinker Sale-Leaseback Transaction Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust engaged in the ownership of high-quality, net-leased restaurant properties (“FCPT” or the “Company”), closed on the purchase of 46 corporate-operated Chili’s restaurants through a sale-leaseback transaction with certain subsidiaries of Brinker International, Inc. (NYSE: EAT) for a purchase price of $149.8 million on initial annual cash rent of approximately $9.5 million. The Company may acquire up to two additional properties in the near term pending further due diligence. If the Company acquires the additional properties, the total transaction size will be 48 properties for $155.7 million on initial annual cash rent of approximately $9.9 million. About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and related food services industry. Additional information about FCPT can be found on the website at http://www.fcpt.com/. Cautionary Note Regarding Forward-Looking Statements This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding the anticipated consequences and benefits of the transaction and other future events and their potential effects on FCPT, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust: Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO